Exhibit 99.1

CNX Reports First Quarter Results and Provides
Updated 2019 Guidance

PITTSBURGH (April 30, 2019) - CNX Resources Corporation (NYSE: CNX) ("CNX" or "the company") reports first quarter results and provides updated 2019 guidance.

The following financial results are in accordance with generally accepted accounting principles in the U.S.:

During the first quarter of 2019:

•
The company reported a net loss attributable to CNX shareholders of $87 million, or a loss of $0.44 per diluted share, compared to net income attributable to CNX shareholders of $528 million, or earnings of $2.35 per diluted share, in the first quarter of 2018. Included in the 2019 loss was an unrealized loss on commodity derivative instruments of $154 million. Included in the 2018 earnings was an unrealized gain on commodity derivative instruments of $52 million.

•
The company reported total production costs of $1.99 per Mcfe, including $0.88 per Mcfe of Depreciation, Depletion, and Amortization (DD&A), compared to $2.10 per Mcfe, including $0.89 per Mcfe of DD&A, in the year-earlier quarter.

•	On a consolidated basis, the company reported a net loss of $65 million for the 2019 first quarter, compared to net income of $546 million in the first quarter of 2018.

•	Capital expenditures were $299 million, compared to $232 million spent in the year-earlier quarter.

•	The company had total weighted-average diluted shares of common stock outstanding of 197,475,702 compared to 224,182,536 shares in the first quarter of 2018.

“Our updated activity set and capital program is positioning the company to deliver approximately $500 million in free cash flow in 2020," commented Nicholas J. DeIuliis, president and CEO. "Our updated 2019 capital program coupled with completing and turning-in-line the drilled but uncompleted (DUC) wells in 2020, delivers 2020 production growth of approximately 10%, compared to the midpoint of the 2019 guidance. This would result in substantial free cash flow under the forward strip, which is protected by our considerable hedge book. We expect to deploy that free cash flow across three options: incremental 2020 activity at high internal rates of return (IRRs), debt reduction, and/or additional share buybacks."

First Quarter Highlights
CNX's management uses non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the company. Stand-alone results include both CNX's Exploration & Production (E&P) and Unallocated segments (but not the Midstream segment) plus distributions CNX receives from CNX Midstream Partners LP ("CNXM"). CNX believes that providing Stand-alone results provides investors with more transparency and a better ability to compare CNX's financial results to those of our peer group. The term "consolidated" includes 100% of the results of CNX, CNX Gathering LLC, and CNXM on a consolidated basis.

•	Sales volumes of 133 Bcfe, or an increase of 3% from the 130 Bcfe sold in the first quarter of 2018.

•	Fully burdened cash margin of $1.36 per Mcfe, or an increase of 6% from the $1.28 per Mcfe in the first quarter of 2018.

•	Decreased net debt to trailing-twelve-months (TTM) adjusted Stand-alone EBITDAX to 2.1x.

•	Bought back 3,121,054 additional shares, resulting in 15% reduction in total share count since the start of our program.

Exhibit 99.1

•	Shaw 1G deep Utica Shale well remediated with minimal impact to program.

"As was the case with the fourth quarter of 2018, in the first quarter of 2019, CNX displayed exceptional cash cost discipline resulting in strong cash margins," commented Nicholas J. DeIuliis, president and CEO. "Our cash costs, cash margins, and production helped us to further reduce our leverage ratio. Opportunistic share buybacks continued at discounted prices relative to our internal NAV per share views, with a 15% reduction in total share count since the start of our program. The cycle of intrinsic per share value creation worked once again.”

The following table represents certain non-GAAP financial measures used by the company:1

	Quarter	Quarter		Quarter	Quarter
	Ended	Ended		Ended	Ended
	March 31, 2019	March 31, 2018		March 31, 2019	March 31, 2018
(Dollars in millions, except per share data)	Stand-alone		% Increase/(Decrease)	Consolidated		% Increase/(Decrease)
Adjusted Net Income	$28	$27	3.7%	$67	$60	11.7%
Total Shares Outstanding (in millions)[2]	195.5	217.9	(10.3)%	—	—	—%
Adjusted Net Income per Outstanding Share[2]	$0.14	$0.12	16.7%	—	—	—%
Adjusted EBITDAX	$224	$224	—%	$268	$259	3.5%
Adjusted EBITDAX per Outstanding Share[2]	$1.15	$1.03	11.7%	$1.37	$1.19	15.1%
Capital Expenditures[3]	$223	$218	2.3%	—	—	—%
1The Non-GAAP financial measures in the table above are defined and reconciled to GAAP net income, under the caption "Non-GAAP Financial Measures" below.
2For the quarter ended March 31, 2019, total shares outstanding of 195,467,633 (Non-GAAP) are as of April 15, 2019. For the quarter ended March 31, 2018, total shares outstanding of 217,910,958 (Non-GAAP) are as of April 16, 2018.
3Capital expenditures exclude $75.9 million and $13.9 million of total capital investment net to CNXM in the first quarter of 2019 and 2018, respectively, as reported in CNXM First Quarter Results.

The following table highlights operating cash and fully burdened cash margins:

	Quarter	Quarter
	Ended	Ended
(Per Mcfe)	March 31, 2019	March 31, 2018
Average Sales Price - Total Company	$2.97	$3.00
Total Production Cash Costs[1]	1.11	1.21
Operating Cash Margin	$1.86	$1.79
Operating Cash Margin (%)	63%	60%

Total Fully Burdened Cash Costs[2]	$1.61	$1.72
Fully Burdened Cash Margin	$1.36	$1.28
Fully Burdened Cash Margin (%)	46%	43%
1See the "Price and Cost Data Per Mcfe" table below for reconciliation to total Production Costs.
2Fully burdened cash costs, includes production cash costs, selling, general and administrative (SG&A) cash costs, other operating cash expense, other cash (income) expense, and interest expense.

Operations:
During the quarter, we used up to five horizontal rigs and drilled nine wells. Many of the rigs are being utilized in batch drilling on pads that in some cases have stacked pay development.

During the quarter, the company utilized two frac crews to complete 14 wells, which included: 7 Marcellus Shale wells in Greene County, Pennsylvania; and 7 Marcellus Shale wells in Washington County, Pennsylvania.

CNX turned-in-line 18 wells in the first quarter, which included: 13 Marcellus Shale wells in Greene County, Pennsylvania; and five Marcellus Shale wells in Washington County, Pennsylvania.

CNX's natural gas production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	March 31, 2019	March 31, 2018	% Increase/(Decrease)	December 31, 2018	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	81.6	56.1	45.5%	79.2	3.0%
Utica Sales Volumes (Bcf)	30.6	41.4	(26.1)%	34.4	(11.0)%
CBM Sales Volumes (Bcf)	13.7	15.9	(13.8)%	14.8	(7.4)%
Other Sales Volumes (Bcf)[1]	—	4.1	(100.0)%	0.1	(100.0)%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	6.7	11.1	(39.6)%	7.1	(5.6)%
Oil Sales Volumes (Bcfe)	—	0.1	(100.0)%	0.1	(100.0)%
Condensate Sales Volumes (Bcfe)	0.4	0.8	(50.0)%	0.4	—%

TOTAL (Bcfe)	133.0	129.5	2.7%	136.1	(2.3)%

Average Daily Production (MMcfe)	1,478.0	1,439.0		1,479.1
1Other Sales Volumes: primarily related to shallow oil and gas production that was sold at the end of the first quarter of 2018.
2NGLs, Oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	March 31, 2019	March 31, 2018	December 31, 2018
Average Sales Price - Gas	$3.21	$2.96	$3.59
Average Loss on Commodity Derivative Instruments - Cash Settlement- Gas	$(0.33)	$(0.14)	$(0.56)
Average Sales Price - Oil*	$7.26	$9.41	$10.09
Average Sales Price - NGLs*	$4.46	$4.58	$4.09
Average Sales Price - Condensate*	$6.50	$8.22	$6.39

Average Sales Price - Total Company	$2.97	$3.00	$3.09

Lease Operating Expense	$0.14	$0.28	$0.12
Production, Ad Valorem, and Other Fees	0.05	0.07	0.06
Transportation, Gathering and Compression	0.92	0.86	0.82
Depreciation, Depletion and Amortization (DD&A)	0.88	0.89	0.89
Total Production Costs	$1.99	$2.10	$1.89

Total Production Cash Costs, before DD&A	$1.11	$1.21	$1.00
Cash Margin, before DD&A	$1.86	$1.79	$2.09
*NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Operating Expenses.

In the first quarter of 2019, total production costs improved, compared to the year-earlier quarter, mainly through reductions in LOE, offset by a modest impairment to transportation, gathering, and compression. The primary driver to LOE improving was the reduction in water disposal costs due to increased reuse in well completions. Transportation, gathering, and compression costs were modestly impaired in the quarter due primarily to an increase in CNXM gathering fees and new firm transportation (FT) contracts, resulting from increased Southwest Pennsylvania Marcellus Shale production.

Marketing:
For the first quarter of 2019, CNX's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $2.97 per Mcfe. CNX's average price for natural gas was $3.21 per Mcf for the quarter and, including cash settlements from hedging, was $2.88 per Mcf. The average realized price for all liquids for the first quarter of 2019 was $27.41 per barrel.

CNX's weighted average differential from NYMEX in the first quarter of 2019 was negative $0.17 per MMBtu, which is the best first quarter differential the company has realized since 2015. CNX's average sales price for natural gas before hedging decreased 10.6% to $3.21 per Mcf compared with the average sales price of $3.59 per Mcf in the fourth quarter of 2018. This decrease results primarily from a lower Henry Hub price offset in part by improved basis pricing. Including the impact of cash settlements from hedging, CNX's average sales price for natural gas was $0.15 per Mcf, or 5.0%, lower than the fourth quarter of 2018 and $0.06 per Mcf, or 2.1%, higher than last year's first quarter.

Total hedged natural gas production in the 2019 second quarter is 95.1 Bcf. The annual gas hedge position is shown in the table below:

	2019	2020
Volumes Hedged (Bcf), as of 4/11/19	377.0*	471.3
*Includes actual settlements of 113.6 Bcf.

CNX's hedged gas volumes include a combination of NYMEX financial hedges, index (NYMEX and basis) financial hedges, and physical fixed price sales. In addition, to protect the NYMEX hedge volumes from basis exposure, CNX enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CNX's gas hedge position through 2023 as of April 11, 2019 is shown in the table below:

	Q2 2019	2019	2020	2021	2022	2023
NYMEX Only Hedges
Volumes (Bcf)	91.1	360.1	459.9	395.1	268.5	119.7
Average Prices ($/Mcf)	$3.04	$3.04	$2.94	$2.92	$2.97	$2.85
Physical Fixed Price Sales and Index Hedges
Volumes (Bcf)	4.0	16.9	11.4	21.1	13.6	27.6
Average Prices ($/Mcf)	$2.53	$2.62	$2.42	$2.49	$2.57	$2.10
Total Volumes Hedged (Bcf)[1]	95.1	377.0	471.3	416.2	282.1	147.3

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	95.1	377.0	440.4	370.3	222.4	113.7
Average Prices ($/Mcf)	$2.66	$2.70	$2.49	$2.37	$2.35	$2.23
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	—	—	30.9	45.9	59.7	33.6
Average Prices ($/Mcf)	$—	$—	$2.94	$2.92	$2.97	$2.85
Total Volumes Hedged (Bcf)[1]	95.1	377.0	471.3	416.2	282.1	147.3
1Q2 2019 and 2019 exclude 5.0 Bcf and 3.2 Bcf, respectively, of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q2 2019, 2019, 2020, 2021, 2022, and 2023 of 28.3 Bcf, 126.1 Bcf, 77.4 Bcf, 74.3 Bcf, 34.1 Bcf, and 3.4 Bcf, respectively.

During the first quarter of 2019, CNX added additional NYMEX natural gas hedges of 61.6 Bcf, 46.0 Bcf, 37.9 Bcf, and 6.9 Bcf, for 2021, 2022, 2023, and 2024, respectively. To help mitigate basis exposure on NYMEX hedges, in the first quarter CNX added 12.9 Bcf, 20.4 Bcf, 64.2 Bcf, 24.7 Bcf, and 15.5 Bcf, of basis hedges for 2019, 2020, 2021, 2022, and 2023, respectively.

Finance:
At March 31, 2019, CNX's net debt to trailing-twelve-months (TTM) adjusted Stand-alone EBITDAX was 2.1x. On a consolidated basis, CNX's net debt to TTM adjusted EBITDAX was 2.3x.

At March 31, 2019, the company's credit facility had $514 million of borrowings outstanding and $193 million of letters of credit outstanding, leaving $1,393 million of unused capacity. In addition, CNX holds 21.7 million CNXM limited partnership units, with a current market value of approximately $328 million as of April 16, 2019, a 2% General Partner interest, and incentive distribution rights.

Since the October 2017 inception of the current repurchase program and as of April 15, 2019, CNX has repurchased a total of approximately 36.0 million shares for approximately $518 million life-to-date, resulting in 195,467,633 shares outstanding, which is an approximately 15% reduction to total shares outstanding. The company has approximately $232 million remaining on its current $750 million share repurchase program, which is not subject to an expiration date.

In March, CNX received $500 million in gross proceeds from a new 7.25% 2027 senior notes offering and repurchased (via tender offer) $400 million of the company's existing 5.875% notes due in 2022 and used the remaining balance to pay down the credit facility.

After the quarter, CNX amended and restated its credit facility while maintaining a $2.1 billion borrowing base and elected commitments. The amendment extends the maturity from March 2023 to April 2024 and reduced the company’s pricing grid by 25 basis points on all outstanding borrowings.

Guidance and Capital Update:
CNX expects to generate approximately $500 million in free cash flow in 2020 based on the following projected operational and financial results below.

CNX reaffirms 2019 production volumes of 495-515 Bcfe. These production volumes equate to an approximately 5% annual increase, based on the midpoint of guidance, compared to 2018 volumes from retained assets of 480 Bcfe.

Adjusted EBITDAX(1)	Previous		Updated
	2019E		2019E
($ in millions)	Low	High	Low	High
Stand-Alone (Including Distributions)(2)	$790	$825	$770	$790
Consolidated	$945	$985	$920	$950
(1) Updated EBITDAX based on NYMEX as of April 5, 2019.
(2) Includes approximately $55 million of projected distributions from ownership interests in CNXM.

Note: CNX is unable to provide a reconciliation of projected financial results contained in this release, including free cash flow, adjusted EBITAX, fully burdened cash costs and other metrics to their respective comparable financial measure calculated in accordance with GAAP. This is due to our inability to calculate the comparable GAAP projected metrics, including operating income and total production costs, given the unknown effect, timing, and potential significance of certain income statement items.

The decreases in 2019 adjusted EBITDAX figures are primarily due to a decline in natural gas prices since January 15, 2019, which is the date used for the previous guidance.

“When we disclosed our 2019 minimum activity guidance in February, we discussed our intention to assess performance and data before committing to significant incremental activity in the Utica," continued Mr. DeIuliis. "Since then a number of developments have helped us to continue to build confidence in the deep dry Utica program. First, CPA Utica type curves continue to perform. Second, drilling efficiencies in the SWPA Utica region create confidence in the ‘D’ of drilling and completion (D&C). Third, refined completion designs should reduce the ‘C’ of D&C. Although we still desire production data for the SWPA region to refine type curve projections, these advancements place us in a position to commit to measured incremental activity for 2019 and early 2020, most of it being in the deep dry Utica.”

Capital Expenditures	Previous		Updated
	2019E		2019E
($ in millions)	Low	High	Low	High
Drilling & Completion (D&C)	$575	$625	$695	$745
Non-D&C	$175	$175	$200	$200
Total Stand-Alone Capital	$750	$800	$895	$945
CNX Midstream LP Capital	$250	$280	$310	$330
Total Consolidated Capital	$1,000	$1,080	$1,205	$1,275

The company will continue to evaluate multiple factors to determine incremental activity throughout 2019 and 2020.

For 2019 and 2020 combined, updated capital spend is approximately $885 million in D&C capital to turn-in-line (TIL) 86 wells, which includes approximately $15 million associated with the Shaw 1G event. This compares to the previous guidance of spending approximately $700 million in D&C capital to TIL 72 wells across 2019 and 2020. The incremental activity of 14 wells consists of: 11 deep dry Utica and eight Marcellus wells, less five Monroe County, Ohio, Utica wells that have been deferred as part of the updated guidance. The 11 incremental deep dry Utica wells have substantially lower operating costs, compared to Marcellus wells, and produce meaningful risk-adjusted returns, despite having modestly higher capital costs.

This guidance builds the free cash flow view of 2020:

($ in million, except per unit)	2020E
Production (Bcfe)	~555
Weighted Average Revenue (NYMEX+Hedges) ($/Mcfe)	$2.65
Fully Burdened Cash Costs ($/Mcfe)(1)	$1.65
Cash Margin ($/Mcfe)	$1.00
Plus: Distributions (LP+GP/IDR) and AMT Tax Refund	$125
Less: 2020 DUC Capital	$165
Free Cash Flow	~$500
1Fully burdened cash costs based on midpoint of 2019 guidance, includes production cash costs, selling, general and administrative (SG&A) cash costs, other operating cash expense, other cash (income) expense, and interest expense.

"Consistent with our capital allocation philosophy highlighted in our 2018 Annual Letter to Shareholders, the allocation of this 2020 free cash flow will be across the three big opportunities of incremental activity, share count reduction, and debt reduction," concluded Mr. DeIuliis. "The drivers of where we ultimately allocate that free cash flow across these areas depends on a range of factors, the most important being forward gas prices and share price."

About CNX
CNX Resources Corporation (NYSE: CNX) is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2018, CNX had 7.9 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

Non-GAAP Financial Measures
Definitions: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration. Adjusted EBITDAX consolidated is defined as EBITDAX after adjusting for the discrete items listed below. Stand-alone EBITDAX is defined as the adjusted EBITDAX related to both CNX's E&P and Unallocated segments (See Note 24 - Segment Information in CNX's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for more information) plus the distributions CNX receives during the current period from CNXM related to its limited partnership units, general partner units, and incentive distribution rights (IDRs). Although EBIT, EBITDAX, Stand-alone EBITDAX and adjusted EBITDAX consolidated are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDAX, Stand-alone EBITDAX or adjusted EBITDAX consolidated identically, the presentation here may not be comparable to similarly titled measures of other companies. Adjusted EBITDAX per outstanding share, adjusted net income per outstanding share, Stand-alone EBITDAX and adjusted EBITDAX consolidated, with shares measured as of April 15, 2019, are not measures of performance calculated in accordance with generally accepted accounting principles. Management believes that these financial measures are useful to an investor in evaluating CNX Resources because (i) analysts utilize these metrics when evaluating company performance and, (ii) given that we have an active share repurchase program, analysts have requested this information as of a recent practicable date, and we want to provide updated information to investors.

Reconciliation of EBIT, EBITDAX, adjusted EBITDAX consolidated, Stand-alone EBITDAX, adjusted net income, net debt and TTM EBITDAX to financial net income is as follows:

	Three Months Ended
	March 31,
	2019	2019	2019
Dollars in thousands	Stand-alone[1]	Midstream	Total Company
Net (Loss) Income	$(97,235)	$32,584	$(64,651)
Interest Expense	28,432	7,339	35,771
Interest Income	(722)	—	(722)
Income Tax Benefit	(11,559)	—	(11,559)
Earnings Before Interest & Taxes (EBIT)	$(81,084)	$39,923	$(41,161)
Depreciation, Depletion & Amortization	117,075	8,086	125,161
Exploration Expense	3,258	—	3,258
Earnings Before Interest, Taxes, DD&A and Exploration (EBITDAX)	$39,249	$48,009	$87,258
Adjustments:
Unrealized Loss on Commodity Derivative Instruments	$153,994	$—	$153,994
(Gain) Loss on Certain Asset Sales and Abandonments	(3,665)	7,229	3,564
Loss on Debt Extinguishment	7,537	—	7,537
Stock-Based Compensation	10,291	612	10,903
Shaw Event	4,305	—	4,305
Total Pre-tax Adjustments	$172,462	$7,841	$180,303
Adjusted EBITDAX Consolidated	$211,711	$55,850	$267,561
Midstream Distributions	12,145	N/A	N/A
Stand-alone EBITDAX	$223,856	N/A	N/A
1 Stand-alone includes both CNX's E&P and Unallocated segments. See Note 24 - Segment Information in CNX's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for more information.

	Three Months Ended
	March 31,
	2018	2018	2018
Dollars in thousands	Stand-alone[1]	Midstream	Total Company
Net Income	$510,012	$35,534	$545,546
Interest Expense	36,062	2,489	38,551
Interest Income	(76)	—	(76)
Income Tax Expense	213,694	—	213,694
Earnings Before Interest & Taxes (EBIT)	$759,692	$38,023	$797,715
Depreciation, Depletion & Amortization	115,866	8,801	124,667
Exploration Expense	2,380	—	2,380
Earnings Before Interest, Taxes, DD&A and Exploration (EBITDAX)	$877,938	$46,824	$924,762
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	$(52,078)	$—	$(52,078)
Gain on Certain Asset Sales	(4,750)	(4,737)	(9,487)
Gain on Previously Held Equity Interest	(623,663)	—	(623,663)
Severance Expense	749	65	814
Put Option Fair Value - Reversal from Prior Year	(3,500)	—	(3,500)
Other Transaction Fees	1,149	—	1,149
Loss on Debt Extinguishment	15,635	—	15,635
Stock-Based Compensation	4,331	579	4,910
Total Pre-tax Adjustments	$(662,127)	$(4,093)	$(666,220)
Adjusted EBITDAX Consolidated	$215,811	$42,731	$258,542
Midstream Distributions	8,362	N/A	N/A
Stand-alone EBITDAX	$224,173	N/A	N/A
1 Stand-alone includes both CNX's E&P and Unallocated segments. See Note 24 - Segment Information in CNX's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for more information.

Reconciliation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Dollars in thousands	Stand-alone[1]	Stand-alone[1]	Total Company	Total Company
Net (Loss) Income from EBITDAX Reconciliation	$(97,235)	$510,012	$(64,651)	$545,546
Adjustments:
Total Pre-tax Adjustments from EBITDAX Reconciliation	172,462	(662,127)	180,303	(666,220)
Tax effect of Adjustments	(46,810)	179,569	(48,899)	180,679
Adjusted Net Income	$28,417	$27,454	$66,753	$60,005
1 Stand-alone includes both CNX's E&P and Unallocated segments. See Note 24 - Segment Information in CNX's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for more information.

Management uses net debt to determine the company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt attributable to CNX Resources shareholders is useful to investors in determining the company's leverage ratio since the company could choose to use its cash and cash equivalents to retire debt.

Net Debt	March 31, 2019
	Stand-alone[1]	Midstream	Total Company
Total Long-Term Debt (GAAP)	$1,900,392	$530,102	$2,430,494
Less Cash and Cash Equivalents	22,777	1,195	23,972
Net Debt (Non-GAAP)	$1,877,615	$528,907	$2,406,522
1Stand-alone includes both CNX's E&P and Unallocated segments.

Reconciliation of Trailing-Twelve-Months (TTM) EBITDAX by Quarter

	Three Months Ended				Twelve Months Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
Dollars in thousands	2018	2018	2018	2019	2019
Net Income (Loss)	$61,394	$146,756	$129,415	$(64,651)	$272,914
Interest Expense	38,438	35,723	33,222	35,771	143,154
Interest Income	—	(42)	1	(722)	(763)
Income Tax (Benefit) Expense	(31,102)	56,678	(23,713)	(11,559)	(9,696)
Earnings Before Interest & Taxes (EBIT)	$68,730	$239,115	$138,925	$(41,161)	$405,609
Depreciation, Depletion & Amortization	119,087	119,585	130,084	125,161	493,917
Exploration Expense	3,699	3,321	2,633	3,258	12,911
Earnings Before Interest, Taxes, DD&A, and Exploration (EBITDAX)	$191,516	$362,021	$271,642	$87,258	$912,437
Adjustments:
Unrealized (Gain) Loss on Commodity Derivative Instruments	$(8,975)	$(15,181)	$36,727	$153,994	$166,565
Settlement Expense	—	2,000	—	—	2,000
(Gain) Loss on Certain Asset Sales and Abandonments	—	(130,849)	96	3,564	(127,189)
Severance Expense	257	513	(55)	—	715
Stock Based Compensation	5,709	5,245	5,478	10,903	27,335
Loss (Gain) on Debt Extinguishment	23,413	15,385	(315)	7,537	46,020
Impairment of Other Intangible Assets	18,650	—	—	—	18,650
Shaw Event	—	—	—	4,305	4,305
Total Pre-tax Adjustments	$39,054	$(122,887)	$41,931	$180,303	$138,401
Adjusted EBITDAX Consolidated TTM	$230,570	$239,134	$313,573	$267,561	$1,050,838

Reconciliation of Stand-alone EBITDAX Trailing-Twelve-Months (TTM)

	Twelve Months Ended March 31, 2019
Dollars in thousands	Stand-alone[1]	Midstream	Total Company
Net Income	$142,068	$130,846	$272,914
Interest Expense	114,690	28,464	143,154
Interest Income	(763)	—	(763)
Income Tax Benefit	(9,696)	—	(9,696)
Earnings Before Interest & Taxes (EBIT)	$246,299	$159,310	$405,609
Depreciation, Depletion & Amortization	462,358	31,559	493,917
Exploration Expense	12,911	—	12,911
Earnings Before Interest, Taxes, DD&A, and Exploration (EBITDAX)	$721,568	$190,869	$912,437
Adjustments:
Unrealized Loss on Commodity Derivative Instruments	$166,565	$—	$166,565
Settlement Expense	2,000	—	2,000
(Gain) Loss on Certain Asset Sales and Abandonments	(134,418)	7,229	(127,189)
Severance Expense	715	—	715
Stock Based Compensation	24,890	2,445	27,335
Loss on Debt Extinguishment	46,020	—	46,020
Impairment of Other Intangible Assets	18,650	—	18,650
Shaw Event	4,305	—	4,305
Total Pre-tax Adjustments	$128,727	$9,674	$138,401
Adjusted EBITDAX Consolidated TTM	$850,295	$200,543	$1,050,838
Midstream Distributions	42,395	N/A	N/A
Stand-alone EBITDAX TTM	$892,690	N/A	N/A
1 Stand-alone includes both CNX's E&P and Unallocated Segments.

Cautionary Statements
We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in 21E of the Securities Exchange Act of 1934 (the "Exchange Act")) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "will," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe a strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: prices for natural gas and natural gas liquids are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas and natural gas liquids affecting our operating results and cash flows; our dependence on gathering, processing and transportation facilities and other midstream facilities owned by CNXM and others; disruption of, capacity constraints in, or proximity to pipeline systems that could limit sales of our natural gas and natural gas liquids, and decreases in availability of third-party pipelines or other midstream facilities interconnected to CNXM’s gathering systems; uncertainties in estimating our economically recoverable natural gas reserves, and inaccuracies in our estimates; the high-risk nature of drilling natural gas wells; our identified drilling locations are scheduled out over multiple years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and for our securities; environmental regulations introduce uncertainty that could adversely impact the market for natural gas with potential short and long-term liabilities; the risks inherent in natural gas operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions that could impact financial results; decreases in the availability of, or increases in the price of, required personnel, services, equipment, parts and raw materials to support our operations; if natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record write-downs of our proved natural gas properties; a loss of our competitive position because of the competitive nature of the natural gas industry or overcapacity in this industry impairing our profitability; deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions; hedging activities may prevent us from benefiting from price increases and may expose us to other risks; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations; significant costs and liabilities may be incurred as a result of pipeline and related facility integrity management program testing and any related pipeline repair or preventative or remedial measures; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of or recycle water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the outcomes of various legal proceedings, including those which are more fully described in our reports filed under the Exchange Act; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; risks associated with our debt; failure to find or acquire economically recoverable natural gas reserves to replace our current natural gas reserves; decrease in our borrowing base, which could decrease for a variety of reasons including lower natural gas prices, declines in natural gas proved reserves, and lending requirements or regulations; we may operate a portion of our business with one or more joint venture partners or in circumstances where we are not the operator, which may restrict our operational and corporate flexibility and we may not realize the benefits we expect to realize from a joint venture; changes in federal or state income tax laws, particularly in the area of intangible drilling costs; challenges associated with strategic determinations, including the allocation of capital and other resources to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development, require substantial capital expenditures; terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations; construction of new gathering, compression, dehydration, treating or other midstream assets by CNXM may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks; our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel; we may not achieve some or all of the expected benefits of the separation of CONSOL Energy; CONSOL Energy may fail to perform under various transaction agreements that were executed as part of the separation, including with respect to indemnification obligations; CONSOL Energy may not be able to satisfy its indemnification obligations in the future and such indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which CONSOL Energy has been allocated responsibility; and the separation could result in substantial tax liability; and, with respect to the sale of the Ohio Joint Venture Utica assets, disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results. Additional factors are described in detail under the captions "Forward Looking Statements" and "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, as supplemented by our quarterly reports on Form 10-Q.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Revenues and Other Operating Income:	2019	2018
Natural Gas, NGLs and Oil Revenue	$435,946	$405,623
(Loss) Gain on Commodity Derivative Instruments	(195,376)	35,087
Purchased Gas Revenue	16,221	18,055
Midstream Revenue	18,443	26,254
Other Operating Income	3,197	10,710
Total Revenue and Other Operating Income	278,431	495,729
Costs and Expenses:
Operating Expense
Lease Operating Expense	18,627	36,810
Transportation, Gathering and Compression	79,409	86,261
Production, Ad Valorem, and Other Fees	6,946	9,233
Depreciation, Depletion and Amortization	125,161	124,667
Exploration and Production Related Other Costs	3,258	2,380
Purchased Gas Costs	16,214	17,054
Selling, General, and Administrative Costs	35,738	31,349
Other Operating Expense	23,474	16,047
Total Operating Expense	308,827	323,801
Other Expense (Income)
Other Income	(579)	(6,493)
Loss (Gain) on Asset Sales and Abandonments	3,085	(11,342)
Gain on Previously Held Equity Interest	—	(623,663)
Loss on Debt Extinguishment	7,537	15,635
Interest Expense	35,771	38,551
Total Other Expense (Income)	45,814	(587,312)
Total Costs and Expenses	354,641	(263,511)
(Loss) Earnings Before Income Tax	(76,210)	759,240
Income Tax (Benefit) Expense	(11,559)	213,694
Net (Loss) Income	(64,651)	545,546
Less: Net Income Attributable to Noncontrolling Interest	22,686	17,983
Net (Loss) Income Attributable to CNX Resources Shareholders	$(87,337)	$527,563

(Loss) Earnings per Share
Basic	$(0.44)	$2.38
Diluted	$(0.44)	$2.35

Dividends Declared	$—	$—

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
(Dollars in thousands)	March 31,
(Unaudited)	2019	2018
Net (Loss) Income	$(64,651)	$545,546
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($15), ($94))	44	170

Comprehensive (Loss) Income	(64,607)	545,716

Less: Comprehensive Income Attributable to Noncontrolling Interest	22,686	17,983

Comprehensive (Loss) Income Attributable to CNX Resources Shareholders	$(87,293)	$527,733

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and Cash Equivalents	$23,972	$17,198
Accounts and Notes Receivable:
Trade	157,908	252,424
Other Receivables	10,276	11,077
Supplies Inventories	16,642	9,715
Recoverable Income Taxes	113,592	149,481
Prepaid Expenses	42,576	61,791
Total Current Assets	364,966	501,686
Property, Plant and Equipment:
Property, Plant and Equipment	9,835,181	9,567,428
Less—Accumulated Depreciation, Depletion and Amortization	2,741,661	2,624,984
Total Property, Plant and Equipment—Net	7,093,520	6,942,444
Other Assets:
Operating Lease Right-of-Use Assets	243,916	—
Investment in Affiliates	17,860	18,663
Goodwill	796,359	796,359
Other Intangible Assets	101,562	103,200
Other	159,178	229,818
Total Other Assets	1,318,875	1,148,040
TOTAL ASSETS	$8,777,361	$8,592,170

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$230,371	$229,806
Current Portion of Finance Lease Obligations	7,182	6,997
Current Portion of Operating Lease Obligations	70,345	—
Other Accrued Liabilities	280,597	286,172
Total Current Liabilities	588,495	522,975
Non-Current Liabilities:
Long-Term Debt	2,430,494	2,378,205
Finance Lease Obligations	12,270	13,299
Deferred Income Taxes	387,137	398,682
Operating Lease Obligations	150,739	—
Asset Retirement Obligations	33,303	37,479
Other	200,114	159,787
Total Non-Current Liabilities	3,214,057	2,987,452
TOTAL LIABILITIES	3,802,552	3,510,427
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 196,052,504 Issued and Outstanding at March 31, 2019; 198,663,342 Issued and Outstanding at December 31, 2018	1,964	1,990
Capital in Excess of Par Value	2,249,511	2,264,063
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	1,971,898	2,071,809
Accumulated Other Comprehensive Loss	(7,860)	(7,904)
Total CNX Resources Stockholders’ Equity	4,215,513	4,329,958
Noncontrolling Interest	759,296	751,785
TOTAL STOCKHOLDERS' EQUITY	4,974,809	5,081,743
TOTAL LIABILITIES AND EQUITY	$8,777,361	$8,592,170

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Three Months Ended
(Dollars in thousands)	March 31,
(Unaudited)	2019	2018
Total Stockholders’ Equity, Beginning Balance	$5,081,743	$3,899,899

Common Stock and Capital in Excess of Par Value:
Beginning Balance	2,266,053	2,452,564
Issuance of Common Stock	99	1,056
Purchase and Retirement of Common Stock	(24,968)	(46,286)
Amortization of Stock-Based Compensation Awards	10,291	4,331
Ending Balance	2,251,475	2,411,665

Retained Earnings:
Beginning Balance	2,071,809	1,455,811
Net (Loss) Income	(87,337)	527,563
Purchase and Retirement of Common Stock	(8,529)	(37,677)
Shares Withheld for Taxes	(4,045)	(4,815)
Ending Balance	1,971,898	1,940,882

Accumulated Other Comprehensive Loss:
Beginning Balance	(7,904)	(8,476)
Other Comprehensive Income	44	170
Ending Balance	(7,860)	(8,306)

Total CNX Resources Corporation Stockholders' Equity	4,215,513	4,344,241

Non-Controlling Interest:
Beginning Balance	751,785	—
Net Income	22,686	17,983
Shares Withheld for Taxes	(664)	(347)
Amortization of Stock-Based Compensation Awards	612	579
Distributions to CNXM Noncontrolling Interest Holders	(15,123)	(13,127)
Acquisition of CNX Gathering, LLC	—	718,577
Ending Balance	759,296	723,665

Total Stockholders' Equity, Ending Balance	$4,974,809	$5,067,906

CNX RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended
(Unaudited)	March 31,
Cash Flows from Operating Activities:	2019	2018
Net (Loss) Income	$(64,651)	$545,546
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	125,161	124,667
Amortization of Deferred Financing Costs	1,707	3,043
Stock-Based Compensation	10,903	4,910
Loss (Gain) on Asset Sales and Abandonments	3,085	(11,342)
Gain on Previously Held Equity Interest	—	(623,663)
Loss on Debt Extinguishment	7,537	15,635
Loss (Gain) on Commodity Derivative Instruments	195,376	(35,087)
Net Cash Paid in Settlement of Commodity Derivative Instruments	(41,382)	(16,991)
Deferred Income Taxes	(11,559)	213,694
Equity in Earnings of Affiliates	(503)	(1,778)
Return on Equity Investment	1,306	—
Changes in Operating Assets:
Accounts and Notes Receivable	94,480	14,505
Recoverable Income Taxes	35,888	11,345
Supplies Inventories	(6,927)	66
Prepaid Expenses	3,961	(1,055)
Changes in Operating Liabilities:
Accounts Payable	(5,962)	2,152
Accrued Interest	2,180	24,905
Other Operating Liabilities	(34,434)	(5,251)
Changes in Other Liabilities	(7,508)	(5,500)
Other	(6)	(461)
Net Cash Provided by Operating Activities	308,652	259,340
Cash Flows from Investing Activities:
Capital Expenditures	(299,138)	(232,485)
CNX Gathering LLC Acquisition, Net of Cash Acquired	—	(299,272)
Proceeds from Asset Sales	5,806	101,763
Net Distributions from Equity Affiliates	—	3,650
Net Cash Used in Investing Activities	(293,332)	(426,344)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(1,747)	(2,042)
Payments on Long-Term Notes	(405,876)	(405,419)
Net Proceeds from (Payments on) CNXM Revolving Credit Facility	52,650	(129,500)
Payments on CNX Revolving Credit Facility	(98,000)	—
Proceeds from Issuance of CNX Senior Notes	500,000	—
Proceeds from Issuance of CNXM Senior Notes	—	394,000
Distributions to CNXM Noncontrolling Interest Holders	(15,123)	(13,127)
Proceeds from Issuance of Common Stock	99	1,056
Shares Withheld for Taxes	(4,709)	(5,162)
Purchases of Common Stock	(32,498)	(80,879)
Debt Repurchase and Financing Fees	(3,342)	(18,600)
Net Cash Used in Financing Activities	(8,546)	(259,673)
Net Increase (Decrease) in Cash and Cash Equivalents	6,774	(426,677)
Cash and Cash Equivalents at Beginning of Period	17,198	509,167
Cash and Cash Equivalents at End of Period	$23,972	$82,490